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                                                                    EXHIBIT 99.2

                       HERITAGE FINANCIAL SERVICES, INC.
                          17500 SOUTH OAK PARK AVENUE
                          TINLEY PARK, ILLINOIS 60477

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of Heritage Financial Services, Inc. (the "Meeting") will be held at
__________________________________, on ______________, 1998, at ______ p.m.,
local time, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated January 14, 1998, by and between Heritage Financial Services, Inc. ("Heritage") and First Midwest Bancorp, Inc. ("First Midwest") and First Midwest Acquisition Corporation ("Acquisition Corp"), which provides for the merger of Heritage with and into Acquisition Corp (the "Merger") and the conversion, upon the consummation of the Merger, of each outstanding Heritage Common Share (except for shares held by dissenting Heritage Shareholders) into
          0.7695 of a share of First Midwest Common Stock; and

     2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     The Board of Directors of Heritage has fixed the close of business on __________, 1998, as the record date for the determination of Heritage Shareholders entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. Only Shareholders of record at the close of business on the record date will be entitled to receive notice of, and to vote at, the Meeting and any adjournments or postponements thereof.

     Each Heritage Shareholder has the right to dissent and receive the fair value of the Shareholder's shares if the Shareholder delivers to Heritage before the vote is taken at the Special Meeting a written demand for payment for the shares, does not vote in favor of the Merger and complies with the procedures set forth in Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended, which are set forth in Appendix D to the Joint Proxy Statement/Prospectus. IT IS A CONDITION TO FIRST MIDWEST'S OBLIGATION TO CONSUMMATE THE MERGER THAT DISSENTERS' APPRAISAL RIGHTS NOT BE PERFECTED WITH RESPECT TO MORE THAN 5% OF THE OUTSTANDING HERITAGE COMMON SHARES.

                              By Order of The Board of Directors,

                              Ronald P. Groebe
                              Secretary
_____________, 1998
Tinley Park, Illinois

THE BOARD OF DIRECTORS OF HERITAGE FINANCIAL SERVICES, INC. RECOMMENDS THAT YOU VOTE FOR THE ABOVE PROPOSAL.
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